Exhibit 10.1

GOLDMAN, SACHS & CO. | 85 BROAD STREET | NEW YORK, NEW YORK 10004 | TEL: 212 902 1000

Opening Transaction
To:	Dollar Tree Stores, Inc. 500 Volvo Parkway Chesapeake, VA 23320
A/C:	[Insert Account Number]
From:	Goldman, Sachs & Co.
Re:	Collared Accelerated Stock Buyback
Ref. No:	As provided in the Supplemental Confirmation
Date:	December 8, 2006

This master confirmation (this “Master Confirmation”), dated as of December 8, 2006, is intended to supplement the terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Goldman, Sachs & Co. (“GS&Co.”) and Dollar Tree Stores, Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The terms of any particular Transaction shall be set forth in (i) a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation and (ii) a Trade Notification in the form of Schedule B hereto (a “Trade Notification”), which shall reference the relevant Supplemental Confirmation and supplement, form a part of, and be subject to such Supplemental Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Trade Notification together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Trade Notification evidence a complete binding agreement between Counterparty and GS&Co. as to the subject matter and terms of each Transaction to which this Master Confirmation, such Supplemental Confirmation and Trade Notification relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation, each Supplemental Confirmation and each Trade Notification supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency -Cross Border) (the “Agreement”) as if GS&Co. and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions, (iii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”, (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty and GS&Co., with a “Threshold Amount” of USD50 million and (v) the amendment of Section 5(a)(vi) to delete the phrase “or becoming capable at such time of being declared” in the seventh line thereof). Notwithstanding the terms of Sections 5 and 6 of the Agreement, if at any time and so long as Counterparty has satisfied its payment obligations under Section 2(a)(i) of the Agreement in respect of all Transactions and has at the time no further payment obligations under such Section, then unless GS&Co. is required pursuant to appropriate proceedings to return to Counterparty, or otherwise returns to Counterparty upon demand of Counterparty, any portion of any such payment, (a) the occurrence of an event described in Section 5(a) (excluding Section 5(a)(ii), Section 5(a)(iv) and Section 5(a)(vii)) of the Agreement with respect to Counterparty shall not constitute an Event of Default or a Potential Event of Default with respect to Counterparty as the Defaulting Party and (b) GS&Co. shall be entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement only as a result of the occurrence of a Termination Event set forth in (i) Sections 5(b)(i) and 5(b)(ii) of the Agreement with respect to GS&Co. as an Affected Party, (ii) Section 5(b)(iii) of the Agreement with respect to GS&Co. as a Burdened Party and (iii) Section 5(b)(v) of the Agreement.

For each Transaction, all provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation, the Supplemental Confirmation and each Trade Notification relating to such Transaction except as expressly modified herein or in such Supplemental Confirmation or Trade Notification.

If, in relation to any Transaction to which this Master Confirmation, a Supplemental Confirmation and a Trade Notification relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation, any Trade Notification and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Trade Notification, (ii) such Supplemental Confirmation; (iii) this Master Confirmation; (iv) the Agreement; and (v) the Equity Definitions.

1.  Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions which, together with the terms and conditions set forth in the related Supplemental Confirmation and Trade Notification (in respect of the relevant Transaction), shall govern each such Transaction.

General Terms:
Trade Date:	For each Transaction, as set forth in the Supplemental Confirmation.
Buyer:	Counterparty
Seller:	GS&Co.
Shares:	Shares of common stock, $1.00 par value, of Counterparty (Ticker: DLTR)
Forward Price:	The arithmetic average of the VWAP Prices for each Exchange Business Day in the Calculation Period
VWAP Price:

For any Exchange Business Day, as determined by the Calculation Agent based on the NASDAQ 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “DLTR.Q <Equity> AQR_SEC” (or any successor thereto). For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).

Forward Price Adjustment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.
Calculation Period:

The period from and including the first Exchange Business Day immediately following the Hedge Completion Date to and including the Termination Date (as adjusted in accordance with the provisions hereof).

Termination Date:

For each Transaction, the Scheduled Termination Date set forth in the Supplemental Confirmation (as the same may be postponed in accordance with the provisions hereof); provided that GS&Co. shall have the right to designate any date (the “Accelerated Termination Date”) on or after the First Acceleration Date to be the Termination Date by providing notice to Counterparty of any such designation on such date.

First Acceleration Date:	For each Transaction, as set forth in the Supplemental Confirmation.
Hedge Period:	The period from and including the day immediately after the Trade Date to and including the Hedge Completion Date (as adjusted in accordance with the provisions hereof).
Hedge Completion Date:

For each Transaction, as set forth in the Trade Notification, to be the Exchange Business Day on which GS&Co. finishes establishing its initial Hedge Positions in respect of such Transaction, as determined by GS&Co. in its good faith and commercially reasonable discretion, which date shall be subject to any limitations set forth in the Supplemental Confirmation.

Hedge Period Reference Price:	For each Transaction, as set forth in the Trade Notification, to be the arithmetic average of the VWAP Prices for each Exchange Business Day in the Hedge Period.
Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time” and inserting the words “at any time on any Scheduled Trading Day during the Hedge Period or Calculation Period or” after the word “material,” in the third line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs in the Hedge Period or the Calculation Period, the Calculation Agent may in good faith and acting in a commercially reasonable manner postpone the Hedge Completion Date or the Termination Date, as the case may be. In such event, the Calculation Agent must determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Hedge Period Reference Price or the Forward Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Price for the relevant Exchange Business Days during the Hedge Period or the Calculation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Hedge Period Reference Price or the Forward Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

If a Disrupted Day occurs during the Hedge Period or the Calculation Period, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, may either (i) deem such ninth Scheduled Trading Day to be an Exchange Business Day and determine the VWAP Price for such ninth Scheduled Trading Day using its good faith estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate or (ii) further extend the Hedge Period or the Calculation Period, as the case may be, as it deems necessary to determine the VWAP Price.

Exchange:	NASDAQ Global Select Market
Related Exchange(s):	All Exchanges.
Prepayment\Variable Obligation:	Applicable
Prepayment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.
Prepayment Date:	Three (3) Exchange Business Days following the Trade Date.

Settlement Terms:
Physical Settlement:

Applicable; provided that GS&Co. does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by GS&Co. to Counterparty under any Transaction.

Number of Shares to be Delivered:

A number of Shares equal to (a) the Prepayment Amount divided by (b) the Forward Price minus the Forward Price Adjustment Amount; provided that the Number of Shares to be Delivered shall not be less than the Minimum Shares and not greater than the Maximum Shares. The Number of Shares to be Delivered on the Settlement Date shall be reduced, but not below zero, by (i) any Shares delivered pursuant to the Initial Share Delivery described below and (ii) any Shares delivered pursuant to the Minimum Share Delivery described below.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.
Settlement Date:	Three (3) Exchange Business Days following the Termination Date.
Settlement Currency:	USD
Initial Share Delivery:

GS&Co. shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	Three (3) Exchange Business Days following the Trade Date.
Initial Shares:	For each Transaction, as set forth in the Supplemental Confirmation.
Minimum Share Delivery:

GS&Co. shall deliver a number of Shares equal to the excess, if any, of the Minimum Shares over the Initial Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Minimum Share Delivery Date:	Three (3) Exchange Business Days following the Hedge Completion Date.
Minimum Shares:	For each Transaction, as set forth in the Supplemental Confirmation.
Maximum Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Share Adjustments:
Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.
Extraordinary Dividend:

For any calendar quarter occurring (in whole or in part) during the period from and including the first day of the Calculation Period to and including the Termination Date, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions).

Method of Adjustment:	Calculation Agent Adjustment

  Extraordinary Events:

  Consequences of
  Merger Events and
  Tender Offers:

(a)	Share for Share:	Modified Calculation Agent Adjustment

(b)	Share-for-Other:	Cancellation and Payment

(c)	Share-for-Combined:	Component Adjustment
Determining Party:		GS&Co.
Tender Offer:		Applicable
Nationalization, Insolvency or Delisting:

Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of a Merger Event, a Tender Offer, a Nationalization, an Insolvency or a Delisting, Cancellation and Payment applies to one or more Transactions hereunder (whether in whole or in part), an Additional Termination Event (with the Transactions (or portions thereof) to which Cancellation and Payment applies being the Affected Transactions, Counterparty being the sole Affected Party and the Early Termination Date being the date on which such Transactions would be cancelled pursuant to Article 12 of the Equity Definitions) shall be deemed to occur, and, in lieu of Sections 12.7 and 12.8 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transactions.

Additional Disruption Events:

(a)	Change in Law:	Applicable

(b)	Failure to Deliver:	Applicable

(c)	Insolvency Filing:	Applicable

(d)	Loss of Stock Borrow:
  Applicable; provided that Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions shall be amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing them with “at a rate of return equal to or greater than zero”.

Hedging Party:		GS&Co.
Determining Party:		GS&Co.

  Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Additional Disruption Event, any Transaction is cancelled or terminated, an Additional Termination Event (with such terminated Transaction(s) being the Affected Transaction(s), Counterparty being the sole Affected Party and the Early Termination Date being the date on which such Transaction(s) would be cancelled or terminated pursuant to Article 12 of the Equity Definitions) shall be deemed to occur, and, in lieu of Sections 12.7 and 12.8 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

  Non-Reliance/Agreements and
  Acknowledgements Regarding
  Hedging Activities/Additional
  Acknowledgements:                               Applicable

Transfer:
Notwithstanding anything to the contrary in the Agreement, GS&Co. may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS&Co. under any Transaction, in whole or in part, to an affiliate of GS&Co. whose obligations are guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty.

Counterparty’s Contact Details
for Purpose of Giving Notice:	To be provided by Counterparty

GS&Co.’s Contact Details for
Purpose of Giving Notice:	Telephone No.: (212) 902-8996
Facsimile No.: (212) 902-0112
Attention: Equity Operations: Options and Derivatives

With a copy to:
Tracey McCabe
Equity Capital Markets
One New York Plaza
New York, NY 10004
Telephone No.: (212) 357-0428
Facsimile No.: (212) 902-3000

2.  Calculation Agent:    GS&Co.; provided that any disagreement regarding any determination made by the Calculation Agent shall be resolved in accordance with Section 20 of this Master Confirmation.

3.  Additional Mutual Representations, Warranties and Covenants.     In addition to the representations and warranties in the Agreement, each party represents, warrants and covenants to the other party that:

(a)      Eligible Contract Participant.     (i) It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and (ii) is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b)      Accredited Investor.     Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder (“Regulation D”). Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D, (iii) it will purchase each Transaction not with a view to the distribution or resale thereof in a manner that would violate the Securities Act and (iv) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

4.  Additional Representations, Warranties and Covenants of GS&Co.     In addition to the representations, warranties and covenants in the Agreement and those contained herein, GS&Co. hereby represents, warrants and covenants to Counterparty that:

(a)      with respect to (i) all purchases of Shares made by GS&Co. during any relevant Hedge Period in respect of any Transaction and (ii) purchases during the related Relevant Period (as defined below) of a number of Shares equal to the Minimum Shares for such Transaction less the number of Shares so purchased during the related Hedge Period in respect of such Transaction, GS&Co. will use good faith efforts to effect such purchases in a manner so that, if such purchases were made by Counterparty, they would meet the requirements of Rule 10b-18(b)(2), (3) and (4), and effect calculations in respect thereof, taking into account any applicable Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond GS&Co.’s control;

(b)      it will conduct its purchases in connection herewith in a manner that would not be deemed to constitute a tender offer within the meaning of Section 14(d)(1) of the Exchange Act; and

(c)        for the avoidance of doubt, GS&Co. has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate laws prohibiting trading on the basis of material nonpublic information. Such individuals shall not be in possession of material nonpublic information during all relevant times beginning on the date hereof and continuing through the Hedge Period and the Calculation Period for any Transaction.

5.  Additional Representations, Warranties and Covenants of Counterparty.     In addition to the representations, warranties and covenants in the Agreement and those contained herein, as of (i) the date hereof, (ii) the Trade Date for each Transaction hereunder and (iii) to the extent indicated below, each day during the Hedge Period and Calculation Period for each Transaction hereunder, Counterparty represents, warrants and covenants to GS&Co. that:

(a)     assuming the accuracy of the representations by GS&Co. in Section 4(b) hereof, the purchase or writing of each Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act;

(b)     it is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares);

(c)     each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program;

(d)     without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that GS&Co. is not making any representations or warranties with respect to the treatment of any Transaction under FASB Statements 128, 133 as amended, or 149, 150, EITF 00-19, 01-6 or 03-6 (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;

(e)     Counterparty is in compliance with its reporting obligations under the Exchange Act in all material respects and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(f)   Counterparty shall report each Transaction as required under Regulation S-K and/or Regulation S-B under the Exchange Act, as applicable;

(g)  Counterparty is not, and will not be, engaged in a “distribution” of Shares or securities that are convertible into, or exchangeable or exercisable for Shares for purposes of Regulation M promulgated under the Exchange Act (“Regulation M”) at any time during the Hedge Period or the period commencing on the first day of the Calculation Period and ending on the last day of the Calculation Period or, in the event GS&Co. designates an Accelerated Termination Date or either party designates an Early Termination Date or an Early Termination Date is deemed to occur, the 15th Exchange Business Day immediately following such Accelerated Termination Date or Early Termination Date, as the case may be, or such earlier day as elected by GS&Co. and communicated to Counterparty on such day (the “Relevant Period”) unless Counterparty has provided written notice to GS&Co. of such distribution (a “Regulation M Distribution Notice”) not later than the Scheduled Trading Day immediately preceding the first day of the relevant “restricted period” (as defined in Regulation M); Counterparty acknowledges that any such notice may cause the Hedge Period or the Calculation Period to be extended or suspended pursuant to Section 6 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7 below;
(h)     Counterparty acknowledges that each Transaction is a derivatives transaction in which it has granted GS&Co. an option; GS&Co. may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction;

(i)   as of the Trade Date, the Prepayment Date, the Initial Share Delivery Date, the Minimum Share Delivery Date and the Settlement Date for each Transaction, Counterparty is not and will not be “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Maximum Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation;

(j)     Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and

(l)     with the exception of the Accelerated Stock Buyback transaction evidenced by the confirmation dated December 8, 2006 between Counterparty and GS&Co. and the Supplemental Confirmation thereto dated December 8, 2006, it has not and, during the Hedge Period or Relevant Period for any Transaction, will not enter into agreements similar to the Transactions described herein where any initial hedge period (however defined), the calculation period (however defined) or the relevant period (however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period or relevant period as provided in the relevant agreements) with any Hedge Period or Relevant Period under this Master Confirmation. In the event that the initial hedge period, calculation period or relevant period in any other similar transaction overlaps with any Hedge Period or Relevant Period under this Master Confirmation as a result of an extension of the Termination Date pursuant to Section 6 herein, Counterparty shall promptly amend such transaction to avoid any such overlap.

6.  Suspension of Hedge Period or Calculation Period.

(a)  If Counterparty concludes that it will be engaged in a distribution of the Shares for purposes of Regulation M, Counterparty agrees that it will, on a day no later than the Scheduled Trading Day immediately preceding the start of the relevant restricted period, provide GS&Co. with a Regulation M Distribution Notice. Upon the effectiveness of such Regulation M Distribution Notice, GS&Co. shall halt any purchase of Shares in connection with hedging any Transaction during the relevant restricted period (other than any purchases made by GS&Co. in connection with dynamic hedge adjustments of GS&Co.’s exposure to any Transaction as a result of any equity optionality contained in such Transaction). If on any Scheduled Trading Day Counterparty delivers the Regulation M Distribution Notice in writing (and confirms by telephone) by 8:30 a.m. New York City time (the “Notification Time”) then such notice shall be effective as of such Notification Time. In the event that Counterparty delivers such Regulation M Distribution Notice in writing and/or confirms by telephone after the Notification Time, then such notice shall be effective as of 8:30 a.m. New York City time on the following Scheduled Trading Day or as otherwise required by law or agreed between Counterparty and GS&Co. Upon the effectiveness of such Regulation M Distribution Notice, the Calculation Period or the Hedge Period, as the case may be, shall be suspended and the Termination Date or the Hedge Completion Date or both, as the case may be, shall postponed for each Scheduled Trading Day in such restricted period; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7 below, including, without limitation, the requirement that such notice be made at a time at which none of Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(b)  In the event that GS&Co. reasonably concludes, in its good faith discretion, based on advice of outside legal counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.), for it to refrain from purchasing Shares on any Scheduled Trading Day during the Hedge Period or the Calculation Period, GS&Co. may by written notice to Counterparty (confirmed by telephone) elect to suspend the Hedge Period or the Calculation Period, as the case may be, for such number of Scheduled Trading Days as is specified in the notice; provided that GS&Co. may exercise this right to suspend only in relation to events or circumstances that are unknown to it or any of its affiliates at the Trade Date of any Transaction, occur within the normal course of its or any of its affiliates’ businesses, and are not the result of deliberate actions of it or any of its affiliates with the intent to avoid its obligations under the terms of any Transaction. The notice shall not specify, and GS&Co. shall not otherwise communicate to Counterparty, the reason for GS&Co.’s election to suspend the Hedge Period or the Calculation Period, as the case may be. The Hedge Period or the Calculation Period, or both, as the case may be, shall be suspended and the Termination Date shall be extended for each Scheduled Trading Day occurring during any such suspension.

(c)  In the event that the Calculation Period or the Hedge Period, as the case may be, is suspended pursuant to Section 6(a) or 6(b) above during the regular trading session on the Exchange, such suspension shall be deemed to be an additional Market Disruption Event, and the second and third paragraphs under “Market Disruption Event” shall apply.

(d)  In the event that the Calculation Period is extended pursuant to any provision hereof (including, without limitation, pursuant to Section 10(d) below), the Calculation Agent, in its good faith and commercially reasonable discretion, shall adjust any relevant terms of the related Transaction if necessary to preserve as nearly as practicable the economic terms of such Transaction prior to such extension; provided that Counterparty shall not be required to make any additional cash payments or deliver any Shares in connection with any such adjustments.

7.  10b5-1 Plan. Counterparty represents, warrants and covenants to GS&Co. that for each Transaction:

(a) Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b) Counterparty will not seek to control or influence GS&Co. to make “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, GS&Co.’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation, each Supplemental Confirmation and each Trade Notification under Rule 10b5-1.

(c) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation, the relevant Supplemental Confirmation or Trade Notification must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

8.  Counterparty Purchases.

Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of GS&Co., directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Hedge Period or Relevant Period (as extended pursuant to the provisions hereof). During this time, any such purchases by Counterparty shall be made through GS&Co., or if not through GS&Co., with the prior written consent of GS&Co. (which shall not be unreasonably withheld), and in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and GS&Co. reasonably believe is in compliance with applicable requirements. However, the foregoing shall not limit Counterparty’s ability, pursuant to its employee incentive plan, to re-acquire Shares in connection with the related equity transactions or to limit Counterparty’s ability to withhold shares to cover tax liabilities associated with such equity transaction or otherwise restrict Counterparty’s ability to repurchase Shares under privately negotiated transactions with any of its employees, officers, directors or affiliates, so long as any re-acquisition, withholding or repurchase does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18). Furthermore, this Section shall not restrict any purchase by Counterparty of Shares effected during any suspension of any Hedge Period or Calculation Period in accordance with Section 6(b).

9.  Additional Termination Event. The declaration of any Extraordinary Dividend by the Issuer during the Calculation Period for any Transaction will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

10.  Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions,

(a)  Counterparty shall, prior to the opening of trading in the Shares on any day during any Hedge Period or Calculation Period on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended) of any Merger Transaction, notify GS&Co. of such public announcement;

(b)  promptly notify GS&Co. following any such announcement that such announcement has been made; and

(c)  promptly provide GS&Co. with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through GS&Co. or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct. In addition, Counterparty shall promptly notify GS&Co. of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7; and

(d)  GS&Co. in its good faith and commercially reasonable discretion may (i) make adjustments to the terms of any Transaction, including, without limitation, the Termination Date, the Forward Price Adjustment Amount and the Maximum Shares to account for the number of Shares that could be purchased on each day during the Hedge Period or the Calculation Period in compliance with Rule 10b-18 following such public announcement, provided that Counterparty shall not be required to make any additional cash payments or deliver any Shares in connection with any such adjustments or (ii) treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

11.	Acknowledgments. The parties hereto intend for:

(a)  each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 555, 556, 560 and 561 of the Bankruptcy Code;

(b)  the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(c)  a party’s right to liquidate or terminate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code);

(d)  any cash, securities or other property transferred as performance assurance, credit support or collateral with respect to each Transaction to constitute “margin payments” (as defined in the Bankruptcy Code); and

(e)  all payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

12.  Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral.

13.  Limitation on Set-off. (a) Notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the calculation of any Settlement Amounts and Unpaid Amounts shall be calculated separately for (A) all Terminated Transactions in the Shares of the Issuer that qualify as equity under applicable accounting rules (collectively, the “Equity Shares”) as determined by the Calculation Agent and (B) all other Terminated Transactions under the Agreement including, without limitation, Transactions in Shares other than those of the Issuer (collectively, the “Other Shares”) and the netting and set-off provisions of the Agreement shall only operate to provide netting and set-off (i) among Terminated Transactions in the Equity Shares and (ii) among Terminated Transactions in the Other Shares. In no event shall the netting and set-off provisions of the Agreement operate to permit netting and set-off between Terminated Transactions in the Equity Shares and Terminated Transactions in the Other Shares.

(b) The parties agree that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or an Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 13.

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 13 shall be effective to create a charge or other security interest. This Section 13 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(c) Notwithstanding anything to the contrary in the foregoing, GS&Co. agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from GS&Co. to Counterparty with respect to contracts or instruments that are not Equity Contracts. “Equity Contract” means any transaction or instrument that does not convey rights to GS&Co. senior to claims of common stockholders in the event of Counterparty’s bankruptcy.

14.  Early Termination. In the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if GS&Co. would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement (calculated as if the Transactions being terminated on such Early Termination Date were the sole Transactions under the Agreement) (any such amount, a “GS&Co. Amount”), then, in lieu of any payment of such GS&Co. Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated, elect for GS&Co. to deliver to Counterparty a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the GS&Co. Amount, as determined by the Calculation Agent (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination and the prices at which GS&Co. purchases Shares or Alternative Delivery Property to fulfill its delivery obligations under this Section 14); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

15.  Payment Date upon Early Termination. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive Shares or Alternative Delivery Property in accordance with Section 14), such Shares or Alternative Delivery Property shall be delivered on a date selected by GS&Co as promptly as practicable.

16.  Special Provisions for Counterparty Payments. The parties hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction and, as a result, Counterparty owes to GS&Co. an amount calculated under Section 6(e) of the Agreement (calculated as if the Transactions being terminated on such Early Termination Date were the sole Transactions under the Agreement), such amount shall be deemed to be zero. It is understood and agreed that once Buyer has paid the Prepayment Amount for any Transaction, it has no further obligations to deliver cash or securities upon the settlement of such Transaction or under Section 6(e) of the Agreement in respect of such Transaction.

17.  Claim in Bankruptcy. GS&Co. agrees that in the event of the bankruptcy of Counterparty, GS&Co. shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Counterparty.

18.  Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation, each Trade Notification and all matters arising in connection with the Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine).

19.	Offices.

(a)    The Office of GS&Co. for each Transaction is: One New York Plaza, New York, New York 10004.
            The Office of Counterparty for each Transaction is: 500 Volvo Parkway, Chesapeake, Virginia 23320.

20.  Arbitration. The Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification are subject to the following arbitration provisions:

(a) All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d) The arbitrators do not have to explain the reason(s) for their award.

(e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

Counterparty agrees that any and all controversies that may arise between Counterparty and GS&Co., including, but not limited to, those arising out of or relating to the Agreement or any Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. (“NYSE”) or NASD Dispute Resolution (“NASD-DR”), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.”

21.  Counterparts.This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

By: /s/ Conrad Langenegger

Authorized Signatory

Agreed and accepted by:

DOLLAR TREE STORES, INC.

By: /s/ Kent A. Kleeberger
Name: Kent A. Kleeberger
Title: Senior Vice-President and CFO

SCHEDULE A

SUPPLEMENTAL CONFIRMATION
To:	Dollar Tree Stores, Inc. 500 Volvo Parkway Chesapeake, VA 23320
From:	Goldman, Sachs & Co.
Subject:	Collared Accelerated Stock Buyback
Ref. No:	[Insert Reference No.]
Date:	[Insert Date]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and Dollar Tree Stores, Inc. (“Counterparty” and together with GS&Co., the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of December 8, 2006 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ], 2006
Hedge Completion Date:	As set forth in the Trade Notification, but in no event later than [ ].
Scheduled Termination Date:	[ ], subject to GS&Co.’s right to accelerate the Termination Date to any date on or after the First Acceleration Date.
First Acceleration Date:	As set forth in the Trade Notification to be the date that follows the Hedge Completion Date by [__] month[s].
Initial Shares:	[ ]
Prepayment Amount:	USD[ ]
Minimum Shares:	As set forth in the Trade Notification, to be a number of shares equal to (a) the Prepayment Amount divided by (b) [ ]% of the Hedge Period Reference Price.
Maximum Shares:	As set forth in the Trade Notification, to be a number of shares equal to (a) the Prepayment Amount divided by (b) [ ]% of the Hedge Period Reference Price.
Forward Price Adjustment Amount:	As set forth in the Trade Notification, to be a number equal to [ ]% times the Hedge Period Reference Price.

3. Counterparty represents and warrants to GS&Co. that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date other than through GS&Co.

4. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

By:

Authorized Signatory

Agreed and accepted by:

DOLLAR TREE STORES, INC.

By:
Name: Kent A. Kleeberger
Title: Senior Vice-President and CFO

SCHEDULE B

TRADE NOTIFICATION
To:	Dollar Tree Stores, Inc. 500 Volvo Parkway Chesapeake, VA 23320
From:	Goldman, Sachs & Co.
Subject:	Collared Accelerated Stock Buyback
Ref. No:	[Insert Reference No.]
Date:	[Insert Date]

The purpose of this Trade Notification is to notify you of certain terms in the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and Dollar Tree Stores, Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below.

This Trade Notification supplements, forms part of, and is subject to the Supplemental Confirmation dated as of [Insert Date of Supplemental Confirmation] (the “Supplemental Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. The Supplemental Confirmation is subject to the Master Confirmation dated as of December 8, 2006 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation and the Supplemental Confirmation govern this Trade Notification except as expressly modified below.

Trade Date:	[ ], 2006
Hedge Completion Date:	[ ]
Scheduled Termination Date:	[ ]
First Acceleration Date:	[ ] (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).
Hedge Period Reference Price:	USD[ ]
Forward Price Adjustment Amount:	USD[ ]
Minimum Shares:	[ ]
Maximum Shares:	[ ]

Yours sincerely,

GOLDMAN, SACHS & CO.

By: ________________________________

Authorized Signatory

Forward to Exhibit 10.2

Return to Form 10K